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                                                                    EXHIBIT 3.58

                                                    1918982
                                                     FILED
                                         in the office of the Secretary of State
                                         of the State of California
                                                   DEC 20 1994

                                                Tony Miller
                                          Acting Secretary of State

                           ARTICLES OF INCORPORATION
                                       OF
                            VISTA BROADCASTING, INC.

     One:  The name of this Corporation is:

                            Vista Broadcasting, Inc.

     Two: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     Three: The name in the State of California of this Corporation's initial agent for service of process in accordance with subdivision (b) of Section 1502 of the General Corporation Law is:

                               Eric H. Halvorson
                              4880 Santa Rosa Road
                                   Suite 300
                              Camarillo, CA  93012

     Four: The Corporation is authorized to issue only one class of shares of stock; and the total number of shares which this Corporation is authorized to issue is one thousand (1,000) shares of Common Stock, no par value.

     Five: The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Six: The Corporation is authorized to provide indemnification of its agents (as such term is defined in Section 317 of the California General Corporation Law) to the fullest extent permissible under California law.

     Dated:  Dec. 7, 1994


                                            Eric H. Halvorson
                                     -------------------------------
                                     Eric H. Halvorson, Incorporator